Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

SHAREHOLDERS APPROVE PARTNERSHIP OF THE FIRST NATIONAL

BANK OF GREENCASTLE WITH GRAYSTONE BANK

CEOs Encouraged by Approval

March 4, 2009  HARRISBURG, PA— Jeffrey B. Shank, president and CEO of Tower Bancorp, Inc., the holding company of The First National Bank of Greencastle (FNBG), and Andrew Samuel, chairman and CEO of Graystone Financial Corp., the holding company of Graystone Bank (Graystone), announced today that at their respective meetings, shareholders voted to approve the Agreement and Plan of Merger between the two institutions.

“The shareholders of Tower Bancorp, Inc. and Graystone Financial Corp. have positively endorsed this combination which is in the best interests of all concerned,” said Shank.  “The board, management, and employees of The First National Bank of Greencastle feel that this transaction will positively impact employees, customers, shareholders, and our communities we serve.  We remain focused on supporting local communities; and our customers will continue to be served by the same people that they have come to know and trust at our branches.  At The First National Bank of Greencastle, we have a rich heritage which we want to be able to continue to build and grow; this partnership affords us that opportunity.”

Both community-based institutions, which will have a combined asset size of approximately $1.2 billion, will continue operating under their established brands and their respective customers will receive the same high-level of services and products from the familiar faces at their existing locations. The only visible transition will be the operation of current Graystone Bank branches as “Graystone Bank, a division of Graystone Tower Bank” and the operation of current First National Bank of Greencastle branches as “Tower Bank, a division of Graystone Tower Bank.”

“One of the many positive aspects of this partnership is the fact that both Graystone and The First National Bank of Greencastle share the same commitment to our employees, customers, shareholders, and local communities,” said Samuel.  “We are encouraged that the shareholders of both institutions recognize the substantial benefits and importance of our combination, a revenue-driven partnership setting us up for decades to come in community banking in our regions.  We are excited to be able to join the rich heritage of The First National Bank of Greencastle, and The First National Bank of McConnellsburg with Graystone Bank.”

The transaction, which was announced in November of 2008, is expected to close in April 2009, pending receipt of regulatory approvals.   The new organizational structure, which will not affect products or services to customers, will operate under the holding company of Tower Bancorp, Inc. The allied institutions’ leadership team will include the following: Andrew Samuel, president and CEO of Tower Bancorp, Inc.; Jeffrey Renninger, EVP, COO of Tower Bancorp, Inc.; Jeffrey Shank, EVP of Tower Bancorp, Inc., president and CEO of Tower Bank, a division of Graystone Tower Bank; Janak Amin, EVP of Tower Bancorp, Inc., president and CEO of Graystone Bank, a division of Graystone Tower Bank; and Mark Merrill, EVP, CFO of Tower Bancorp, Inc.

About Graystone Financial Corp. and Graystone Bank

Graystone Bank, operating under Graystone Financial Corp., was founded in 2005 and is headquartered in Harrisburg, Pennsylvania, with nine branches serving six counties. Recognized as a top 10 Best Places to Work in Pennsylvania for three consecutive years, Graystone’s unparalleled competitive advantage is its 140 employees. At Graystone, a strong corporate culture and a clear vision have provided customers with uncompromising services and individualized solutions to every financial need. For more information, visit www.graystonebank.com.

About Tower Bancorp, Inc. and First National Bank of Greencastle

The First National Bank of Greencastle is the sole subsidiary of Tower Bancorp, Inc., established in 1983 as a one-bank, publicly traded holding company to provide the communities it serves with local banking decision-making. Founded in 1864, First National Bank of Greencastle is headquartered in Greencastle, Pennsylvania, and has 16 branch locations in three counties. It is the oldest independent bank in the region. For more information, visit www.fnbgc.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the combined company’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Tower’s filings with the Securities and Exchange Commission.

Additional Information About The Transaction and Where to Find It

In connection with the proposed transaction, Tower Bancorp, Inc. (“Tower”) has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (Registration No. 333-156535).  The Registration Statement has been declared effective by the SEC and includes a joint proxy statement/prospectus which has been distributed to the shareholders of Tower and Graystone Financial Corp. (“Graystone”).  Investors are urged to read the Registration Statement and the joint proxy statement/prospectus regarding the proposed transaction and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  Investors can obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Tower and Graystone, free of charge from the SEC’s Internet site (www.sec.gov), by contacting Tower Bancorp, Inc. at 717-597-2137or by contacting Graystone Financial Corp., at 717-724-2827.  Investors should read the joint proxy statement/prospectus and other documents to be filed with the SEC carefully before making a decision concerning the transaction.

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MEDIA CONTACTS:

Jeffrey Shank, president and CEO, Tower Bancorp, Inc.

717.597.2137

Andrew Samuel, chairman and CEO, Graystone Financial Corp.

717.724.2800